Exhibit 10.4

FORM OF EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (“Agreement”) effective as of                      (the “Effective Date”), between MADISON SQUARE CAPITAL, INC., a Maryland corporation (the “Company”), and Elias Katz (the “Executive”).

In consideration of the covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1.	EMPLOYMENT AND DUTIES

1.1.	General.

The Company hereby employs the Executive, and the Executive agrees to serve, as the Company’s Executive Vice President and Chief Investment Officer upon the terms and conditions herein contained. The Executive also agrees to serve as a member of the Company’s Board of Directors (the “Board”) if he is elected or appointed to be a member of the Board. The Executive shall have all of the responsibilities and powers normally associated with such offices and as set forth in the Company’s bylaws. The Executive agrees to serve the Company faithfully and to the best of his ability under the direction of the Board and the Chief Executive Officer.

1.2.	Committee Membership.

The Executive shall, during his employment under this Agreement, if he is also elected or appointed to be a member of the Board, serve as a member of all the committees of the Board (other than the Compensation Committee of the Board) and all the committees of the Company to which he is appointed by the Board or the Chief Executive Officer.

1.3.	Exclusive Services.

Except as may otherwise be approved in advance by a majority of the independent directors of the Company, and except during vacation periods and reasonable periods of absence due to sickness, personal injury or other disability, the Executive shall devote sufficient working time throughout the Employment Term (as defined in Section 1.5) to dutifully fulfill the services required of him hereunder. The Executive shall render his services to the Company during the Employment Term, and shall use his best efforts, judgment and energy to improve and advance the business and interests of the Company in a manner consistent with the duties of his position. Notwithstanding the foregoing, but subject to the provisions of Section 7, the Executive may (i) serve on corporate, civic or charitable boards or engage in charitable activities, (ii) perform outside speaking, lecturing or teaching engagements, (iii) manage personal investments and invest in other real estate-related investment entities; (iv) continue to render services to, and remain in the employ of Highland Financial Holdings Group, LLC (“HFH”), and its affiliates and act as an officer and manager (or equivalent position) of HFH and its affiliates; and (v) engage in other for-profit ventures and employment opportunities; provided that none of the foregoing activities may materially adversely impair Executive’s ability to fulfill his duties under this Agreement.

1.4.	Place of Performance.

The Executive’s services shall be principally performed at the Company’s office, which will be located initially in New York, New York, except for reasonably required travel on Company business.

1.5.	Term of Employment.

The Executive’s employment under this Agreement shall commence as of the Effective Date and shall terminate on the earlier of (i) the expiration of the initial term on the third anniversary of the Effective Date (the “Initial Term”), and (ii) termination of the Executive’s employment pursuant to this Agreement; provided, however, that the term of the Executive’s employment shall be automatically extended, subject to provisions in respect of the termination of Executive’s employment set forth herein, without further action of either party for additional three year terms, unless written notice of either party’s intention not to extend has been given to the other party hereto at least four months prior to the expiration of the then effective term. The period commencing as of the Effective Date and ending on the third anniversary of the Effective Date or such later date to which the term of the Executive’s employment under this Agreement shall have been extended is hereinafter referred to as the “Employment Term.” A notice delivered by the Company that it does not intend to extend the term of this Agreement shall hereinafter be referred to as a “Nonrenewal Notice.”

1.6.	Reimbursement of Expenses.

The Company shall reimburse the Executive for reasonable travel and other business expenses incurred by him in the fulfillment of his duties hereunder upon presentation by the Executive of an itemized account of such expenditures, in accordance with Company policies. All expense reimbursements shall be paid to the Executive by the fifteenth (15th) day of the month following the Executive’s presentation of itemized expenses to the Company, but in no event later than March 15 of the year following the year in which the expense was incurred.

2.	COMPENSATION

2.1.	Base Salary.

From the Effective Date, the Executive shall be entitled to receive a base salary (“Base Salary”) at a rate of $250,000 per annum, payable in accordance with the Company’s payroll practices, with such increases as may be determined by the Board of Directors or the Compensation Committee of the Board of Directors (the “Compensation Committee”), in its sole discretion. Once increased, such higher amount shall constitute the Executive’s annual Base Salary. Executive’s Base Salary, as in effect from time to time, may not be decreased during the Employment Term.

2.2.	Annual Review.

The Executive’s Base Salary shall be reviewed by the Compensation Committee not less often than annually.

2.3.	Annual Cash Incentive Bonus Pool.

With respect to each fiscal year of the Employment Term, the Company shall establish, and the Executive shall be entitled to participate in (on the terms set forth herein), an annual cash incentive bonus pool (“Annual Cash Incentive Bonus Pool”) for such fiscal year (or portion thereof). The Annual Cash Incentive Bonus Pool shall not be funded and no bonus payment shall be made to Executive with respect thereto in the event the Company’s Return (as defined below), is less than 5.0% for a fiscal year (or an equivalent annualized amount for any portion thereof). In the event the Return is 5.0% for a fiscal year (or a corresponding annualized amount for any portion thereof), the Company will fund the Annual Cash Incentive Bonus Pool for that year (or portion thereof) in an amount equal to 0.5% of the Company’s average total stockholders’ equity (as defined below). In the event the Return is 10% or greater for a fiscal year (or an equivalent annualized amount for any portion thereof), the Company will fund the Annual Cash Incentive Bonus Pool for that year (or portion thereof) in an amount equal to 1.0% of the Company’s average total stockholders’ equity. In the event the Return is between 5% and 10% for a fiscal year (or an equivalent amount for any portion thereof), the Company will fund the Annual Cash Incentive Bonus Pool for that year (or portion thereof) in an amount equal to the arithmetic calculation between 0.5% and 1.0% for any Return between 5.0% and 10.0%, calculated as described above based on average total stockholders’ equity. For purposes hereof, “Return” for any period shall be calculated by dividing (A) the Company’s net income for the period determined in accordance with generally accepted accounting principles in the United States consistently applied (“GAAP”), before any accrual for the incentive pool, by (B) the Company’s average total stockholders’ equity (as defined below) for the period. For purposes hereof, “average total stockholders’ equity” for any period shall mean the amount determined by dividing (a) the total stockholders’ equity on the last day of each fiscal month in the applicable period, in each case as determined in accordance with GAAP as adjusted to (i) exclude any amounts representing preferred stock or convertible preferred stock, (ii) exclude any valuation reserves (changes in the value of the Company’s portfolio of investments as a result of mark-to-market valuation changes, referred to in the financial statements as “Accumulated Other Comprehensive Gain or Loss”), and (iii) add back any reduction in retained earnings attributable to distributions paid or payable to stockholders’ during the applicable fiscal year and any amounts payable under the Annual Cash Incentive Bonus Pool for the applicable fiscal year in which the incentive relates, by (b) the number of month ends in the applicable period. Amounts calculated under this Section 2.3 shall be determined based on the Company’s audited financial statements and shall be reviewed and approved by the Compensation Committee.

Subject to the foregoing and the following, the Executive shall be entitled to receive 17.5% of the Annual Cash Incentive Bonus Pool. Except as provided in Section 4, the portion of the Annual Incentive Bonus Pool due and owing the Executive, if any, for any fiscal year (or portion thereof) shall be paid to the Executive as soon as reasonably practical but in no event later than March 15 of the following year.

2.4.	Other Incentive Compensation.

The Executive shall be eligible to receive incentive compensation, e.g., annual bonuses, long-term incentive payments, etc. in addition to participation in the Annual Cash Incentive Bonus Pool, as may be approved by the Board or the Compensation Committee.

3.	EMPLOYEE BENEFITS

The Executive shall be eligible to participate in all employee and fringe benefit plans, programs and arrangements which shall be established by the Company for, or made available to, its senior executives, on terms and conditions that are no less favorable than those applicable to any other senior executive of the Company in accordance with the terms of this Agreement. In addition, the Company shall furnish the Executive with the following benefits during his employment under this Agreement:

(i) paid vacation of five weeks per year in accordance with the vacation policy of the Company; and

(ii) coverage during the Employment Period and for six years thereafter by a customary director and officer indemnification policy in an aggregate amount not less than $20,000,000, and on a basis that is no less favorable than the coverage provided to any other Company officer or director.

4.	TERMINATION OF EMPLOYMENT

4.1.	Termination Without Cause; Resignation for Good Reason.

4.1.1.	General.

Subject to the provisions of Section 4.1.2, if, prior to the expiration of the Employment Term, the Executive’s employment is terminated by the Company without Cause (as defined in Section 4.3), or if the Executive terminates his employment hereunder for Good Reason (as defined in Section 4.4), the Company shall continue to pay the Executive the Base Salary (at the rate in effect on the date of such termination) for a period of two years following the date of “separation from service” (within the meaning of Section 409A of the Internal Revenue Code) (such period being referred to hereinafter as the “Severance Period”), at such intervals as the same would have been paid had the Executive remained in the active service of the Company. In addition, the Executive shall be entitled to participate in the Annual Cash Incentive Bonus Pool for each fiscal year ending during the Severance Period and a pro rata amount of the Annual Cash Incentive Bonus Pool for any fiscal year that begins during the Severance Period but ends after the Severance Period and such payment shall be made no later than March 15 following the end of the fiscal year. The pro rata amount shall be determined by multiplying the Executive’s portion of the Annual Cash Incentive Bonus Pool for such fiscal year by a fraction, the numerator of which is the whole or fractional months of such fiscal year during the Severance Period and the denominator of which is twelve.

The Executive and his “qualified beneficiaries” (as defined in Section 4980B of the Internal Revenue Code (“COBRA”) shall also be entitled to continued coverage under the Company’s group health plan, and the cost of that coverage shall be paid by the Company. The Company shall pay the cost of the COBRA coverage until the earlier of (i) the last day of the month that includes the last day of the Severance Period or (ii) the last day of the month that the Executive or qualified beneficiary, as applicable, is entitled to coverage under COBRA. If the Executive’s or qualified beneficiary’s right to COBRA coverage ends before the end of the Severance Period, then, as of the first day of each month thereafter remaining in the Severance

Period the Company shall pay the Executive or qualified beneficiary, as applicable, the greater of (a) the allowable monthly COBRA premium under the Company’s group health plan for the level or type of coverage elected by the Executive as of the end of the period of COBRA coverage or (b) should the Executive exercise conversion rights, if applicable, under the Company’s group health plan, the monthly premium for continuation of coverage for the level or type of coverage elected by the Executive.

Notwithstanding the foregoing, if the Executive is a Specified Employee (as defined in Section 4.5) on the date of “separation from service” (within the meaning of Section 409A of the Internal Revenue Code), no payment shall be made under this Section 4.1.1, other than continued coverage under the Company’s group health plan, until the first day of the seventh month beginning after the date of such “separation from service” and in that event the amount payable in the seventh month beginning after the date of such “separation from service” shall include all amounts that would have been paid during the period following the date of such “separation from service” and until the first day of the seventh month thereafter if the Executive was not a Specified Employee.

4.1.2.	Date of Termination.

The date of termination of employment without Cause shall be the date specified in a written notice of termination to the Executive (which date shall be at least 10 business days after receipt by the Executive of such written notice). The date of resignation for Good Reason shall be the date specified in the written notice of resignation from the Executive to the Company; provided, however that no such written notice shall be effective unless the cure period specified in Section 4.4 has expired without the Company having corrected, to the reasonable satisfaction of the Executive, the event or events subject to cure. If no date of resignation is specified in the written notice from the Executive to the Company, the date of termination shall be the first day following the expiration of such cure period.

4.2.	Termination for Cause; Resignation without Good Reason; Death or Permanent Disability.

4.2.1.	General.

If prior to the expiration of the Employment Term, the Executive’s employment is terminated by the Company for Cause, or the Executive resigns from his employment hereunder other than for Good Reason, or if Executive’s employment is terminated as a result of Executive’s death or Permanent Disability, the Executive shall be entitled (i) to payment of his Base Salary and other compensation and benefits through and including the date of termination or resignation and (ii) to receive any unpaid portion, if any, of the Annual Cash Incentive Bonus Pool for the fiscal year ending on or before the date of termination or resignation. The Executive shall have no further right to receive any other compensation or benefits after such termination or resignation of employment, except as determined in accordance with the terms of the employee benefit plans and programs of the Company. For purposes of this Agreement, “Permanent Disability” means a physical or mental disability or infirmity of the Executive that prevents the normal performance of substantially all his duties as an employee of the Company, which disability or infirmity shall exist for any continuous period of 180 days. Notwithstanding the foregoing, if (i) the Executive’s employment terminates by reason of Permanent Disability, (ii) the Executive is not “disabled” as defined in Section 409A of the Internal Revenue Code, (iii) the Executive is a Specified Employee (as defined in Section 4.5) on the date of such “separation from service,” and (iv) any benefit payable under this Section 4.2.1 is subject to Section 409A of the Internal Revenue Code, no payment shall be made under this Section 4.2.1 until the first day of the seventh month beginning after the date of such “separation from service” and in that event the amount payable in the seventh month beginning after the date of such “separation from service” shall include all amounts that would have been paid during the period following the date of such “separation from service” and until the first day of the seventh month thereafter if the Executive was not a Specified Employee.

4.2.2.	Date of Termination.

Subject to the proviso to Section 4.3, the date of termination for Cause shall be the date specified in a written notice of termination to the Executive after formal action by the Board at a special meeting called for the purpose of considering the termination of the Executive for Cause, at which meeting the Board determines to terminate the Executive for Cause. The Executive shall have the right to receive notice of and appear (with legal counsel) at such meeting to respond to any allegations made against him concerning the contemplated termination. The date of resignation without Good Reason shall be the date specified in the written notice of resignation from the Executive to the Company, or if no date is specified therein, 10 business days after receipt by the Company of written notice of resignation from the Executive.

4.3.	Cause.

Termination for “Cause” shall mean termination of the Executive’s employment because of:

(i) a willful act or omission that constitutes a material breach by the Executive of any of his material obligations under this Agreement;

(ii) a willful and continued failure or refusal of the Executive to substantially perform the duties reasonably required of him as an employee of the Company consistent with his title and position as an officer and, if applicable, director of the Company; or

(iii) the Executive’s conviction of a felony involving dishonesty, personal profit or other circumstances likely, in the reasonable judgment of the Board or Compensation Committee, to have a material adverse effect on the financial condition or business reputation of the Company;

provided, however, that the good faith performance by the Executive of the duties required of him pursuant to this Agreement shall be conclusively presumed not to be willful or to constitute a failure or refusal on the part of the Executive; provided, further, that if any such Cause relates to the Executive’s obligations under this Agreement or is otherwise susceptible to cure, the Company shall not terminate the Executive’s employment hereunder unless the Company first gives the Executive notice of its intention to terminate and of the grounds for such termination, and the Executive has not, within 30 business days following receipt of such notice, cured such Cause, or in the event such Cause is not susceptible to cure within such 30 business day period, the Executive has not taken all reasonable steps within such 30 business day period to cure such Cause as promptly as practicable thereafter.

4.4.	Good Reason.

For purposes of this Agreement, “Good Reason” shall mean any of the following (without the Executive’s prior written consent);

(i) a decrease in the Executive’s base rate of compensation or a failure by the Company to pay material compensation due and payable to the Executive pursuant to the terms of this Agreement;

(ii) a material diminution of the authority, responsibilities, positions or titles of the Executive from those set forth in this Agreement;

(iii) a relocation of the Executive’s principal place of business outside the City of New York, New York;

(iv) a material breach by the Company of any provision of this Agreement; provided that the Company is given written notice thereof and a right to cure such default within 30 business days following such notice; or

(v) the Company’s delivery to the Executive of a Nonrenewal Notice.

Notwithstanding the foregoing, the parties hereto acknowledge and agree that the Company’s failure to pay the Executive the portion of the Annual Incentive Bonus Pool that the Executive is entitled to receive pursuant to Section 2.3 hereof shall not constitute “Good Reason,” unless and until such failure to make such payment continues for a period of five business days following the date the audited financial statements are first completed.

4.5.	Specified Employee.

For purposes of this Agreement, “Specified Employee” shall mean a specified employee as defined for purposes of Section 409A of the Internal Revenue Code using December 31 of each year as the specified employee identification date.

5.	NO MITIGATION OR OFFSET

The Executive shall not be required to mitigate the amount of any payment or benefit provided for herein by seeking other employment or otherwise, and any such payment or benefit will not be reduced in the event such other employment is obtained.

6.	NONSOLICITATION; CONFIDENTIALITY; NONCOMPETITION

6.1.	Nonsolicitation.

During the employment term and continuing for two years thereafter, the Executive shall not, without the prior written consent of the Company, directly or indirectly, as a sole proprietor, member of a partnership, stockholder or investor, officer or director of a corporation, or as an employee, associate, consultant or agent of any person, partnership, corporation or other business organization or entity other than the Company or any of its subsidiaries or affiliates, or in any other capacity hire, solicit or endeavor to entice away from the Company or any of its subsidiaries any person or entity who is employed by the Company or any of its subsidiaries at the time of termination of such Executive’s employment.

6.2.	Confidentiality.

The Executive covenants and agrees with the Company that he will not at any time, except to the extent required to perform his obligations to the Company hereunder in accordance with the Company’s policies or with the prior written consent of the Company, directly or indirectly, disclose any secret or confidential information that he may learn or has learned by reason of or in connection with his association with the Company or any of its subsidiaries and affiliates. The term “confidential information” includes information not previously disclosed to the public or to the industry by the Company’s or any of its subsidiaries’ or affiliates’ management, or not otherwise in the public domain, with respect to the Company’s or any of its subsidiaries’ or affiliates’ products, facilities, applications and methods, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, product price lists, customer lists, technical information, financial information, business plans, prospects or opportunities, but shall exclude any information which (i) is or becomes available to the public or is generally known in the industry or industries in which the Company operates other than as a result of disclosure by the Executive in violation of his agreements under this Section 7.2, (ii) was known by the Executive prior to becoming an employee of the Company or was rightfully received by the Executive from a third party that did not have a duty of confidentiality owed to the Company, or (iii) the Executive is required to disclose under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena or other process of law.

6.3.	No Competing Employment.

During the Executive’s employment hereunder and continuing for two years thereafter, other than in connection with provision of services to HFH and its affiliates and clients consistent with past practices, the Executive shall not, without the prior written consent of the Company, directly or indirectly, as a sole proprietor, member of a partnership, stockholder or investor (other than a stockholder or investor owning not more than a 5% interest), officer or director of a corporation, or as an employee, associate, consultant or agent of any person, partnership, corporation or other business organization or entity other than the Company or any of its subsidiaries or affiliates, or in any other capacity, render any service to or in any way be affiliated with any entity or fund that has a long-term investment strategy that focuses primarily on (i) adjustable-rate, hybrid adjustable-rate and fixed-rate single-family residential mortgage pass-through securities guaranteed by a U.S. government agency such as Government National Mortgage Association or issued by a U.S. government-sponsored enterprise such as Federal National Mortgage Association (“Fannie Mae”) or the Federal Home Loan Mortgage Corporation (“Freddie Mac”), (ii) collateralized mortgage obligations, guaranteed by a U.S. government agency or U.S. government-sponsored enterprise or (iii) debentures issued directly by Fannie Mae, Freddie Mac or the U.S. Treasury and other debt instruments that are guaranteed by the U.S. government or entities sponsored by the U.S. government such as the Federal Home Loan Banks.

6.4.	Exclusive Property.

The Executive confirms that all confidential information is and shall remain the exclusive property of the Company. All business records, papers and documents kept or made by the Executive relating to the business of the Company shall be and remain the property of the Company, except for such papers customarily deemed to be the personal copies of the Executive.

6.5.	Injunctive Relief.

Without intending to limit the remedies available to the Company, the Executive acknowledges that a breach of any of the covenants contained in this Section 6 may result in material and irreparable injury to the Company or its subsidiaries or affiliates for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to seek a temporary restraining order and/or a preliminary or permanent injunction restraining the Executive from engaging in activities prohibited by this Section 6 or such other relief as may be required specifically to enforce any of the covenants in this Section 6. If for any reason, it is held that the restrictions under this Section 6 are not reasonable or that consideration therefor is inadequate, such restrictions shall be interpreted or modified to include as much of the duration and scope identified in this Section 6 as will render such restrictions valid and enforceable.

7.	LIMITATIONS ON BENEFITS

Notwithstanding any other provision of this Agreement, if it is determined that benefits or payments payable under this Agreement, taking into account other benefits or payments provided under other plans, agreements or arrangements, constitute “Parachute Payments” that would subject the Executive to tax under Section 4999 of the Internal Revenue Code, it shall be determined whether the Executive will receive the total of all the Parachute Payments under this Agreement and other plans, agreements or arrangements with no reduction by this Section 7 (the “Total Payments”) or the Reduced Amount. The Executive will receive the Reduced Amount if the Reduced Amount results in equal or greater Net After Tax Receipts than the Net After Tax Receipts that would result from the Executive receiving the Total Payments.

If it is determined that the Total Payments should be reduced to the Reduced Amount, the Company shall promptly notify the Executive of that determination, including a copy of the detailed calculations by the independent accounting firm engaged to audit the Company’s financial statements (the “Accounting Firm”). All determinations made by the Accounting Firm under this section are binding upon the Company and the Executive.

It is the intention of the Company and the Executive to reduce the Total Payments only if the aggregate Net After Tax Receipts to the Executive would thereby be increased. As a result of the uncertainty in the application of Section 4999 of the Internal Revenue Code at the time of the initial determination by the Accounting Firm under this section, however, it is possible that amounts will have been paid or distributed to or for the benefit of the Executive which should not have been so paid or distributed (“Overpayment”) or that additional amounts which will not have been paid or distributed to or for the benefit of the Executive should have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount. If the Accounting Firm, based either upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Executive which the accounting firm believes has a high probability of success or controlling precedent or other substantial authority, determines that an Overpayment has been made, any such Overpayment shall be treated (if permitted by applicable law) for all purposes as a loan ab initio for which the Executive shall repay the Company together with interest at the applicable federal rate under Code section 7872(f)(2); provided, however, that no such loan may be deemed to have been made and no amount shall be payable by the Executive to the Company if and to the extent such deemed loan and payment would not either reduce the amount on which the Executive is subject to tax under Section 1 or 4999 of the Internal Revenue Code or generate a refund of such taxes. If the Accounting Firm, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, the Accounting Firm shall promptly notify the Company of the amount of the Underpayment and such amount, together with interest at the applicable federal rate under Section 7872(f)(2) of the Internal Revenue Code, shall be paid to the Executive.

For purposes of this section, (i) “Net After Tax Receipt” means the Present Value of the Total Payments or the Reduced Amount, as applicable, net of all taxes imposed on the Executive with respect thereto under Sections 1 and 4999 of the Internal Revenue Code, determined by applying the highest marginal rate under Section 1 of the Internal Revenue Code which applied to the Executive’s taxable income for the immediately preceding taxable year; (ii) “Present Value” means the value determined in accordance with Section 280G(d)(4) of the Internal Revenue Code; (iii) “Reduced Amount” means the amount of Parachute Payments that is (x) less than the Total Payments and (y) one dollar ($1.00) less than the amount of Parachute Payments that would subject the Executive to tax under Section 4999 of the Internal Revenue Code; and (iv) “Parachute Payment” means a payment (under this Agreement or any other plan, agreement or arrangement) that is described in Section 280G(b)(2) of the Internal Revenue Code, determined in accordance with Section 280G of the Internal Revenue Code and the regulations thereunder.

8.	MISCELLANEOUS

8.1.	Notices.

All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:

Madison Square Capital, Inc.

51 Madison Avenue, Suite 2000

New York, New York 10010

To the Executive:

8.2.	Withholding.

The payment of any amount pursuant to this Agreement shall be subject to applicable withholding and payroll taxes, and such other deductions as may be required under the Company’s employee benefit plans, if any.

8.3.	Miscellaneous.

This Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of New York without reference to rules relating to conflicts of law. Any dispute shall be brought exclusively in the state or federal courts located in the City of New York, New York and each party waives any objection to such exclusive venue for inconvenient forum or otherwise. The parties expressly understand and agree that this Agreement sets forth all promises, agreements and understandings between the parties hereto with respect to the subject matter hereof, and supercedes all previous oral and written (and contemporaneous oral) promises, agreements and understandings. This Agreement shall not be modified or amended in any manner, except by an instrument in writing executed by each of the parties hereto. The headings contained herein are for information only, are not part of this Agreement, and are not to be considered in the construction thereof. No waiver in respect of any provision of this Agreement shall be effective unless it shall be in writing and signed by the parties. The waiver by any party of any right under this Agreement or to a remedy for the breach of any of the provisions herein shall not operate nor be construed by the breaching party as a waiver of the non-breaching party’s remedies with respect to any other or continuing or subsequent breach. The parties may execute this Agreement by signing two or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and the Executive has hereunto set his hand, as of the day and year first above written.

MADISON SQUARE CAPITAL, INC.

By:
Name:
Title:

EXECUTIVE